Exhibit 10.31

LSC Communications, Inc.

Retention Bonus Letter

[●], 2019

[Name]

Dear [Name]:

As you know, on July 23, 2019, LSC Communications, Inc. (the “Company”) and Quad/Graphics Inc. (“Quad”) announced the mutual termination of the merger agreement that would have resulted in the combination of the Company with Quad.  The Company is committed to continuing to innovate and drive shareholder value, and we appreciate your hard work throughout the past year as we worked toward the Quad merger.  You continue to be a highly valued employee of the Company and I am pleased to inform you that you have been selected to be eligible to receive a retention bonus (the “Retention Bonus”) in accordance with the terms of this letter.  We are looking forward to your continued contributions and high level of commitment to the Company.

1.	Retention Bonus

The aggregate amount of your potential Retention Bonus is $[●].  Subject to your continued employment with the Company through each applicable vesting date and the other terms and conditions set forth in this letter, your Retention Bonus will be paid in three installments as follows:

(i)One-third of the Retention Bonus will vest on August 5, 2020.

(ii)Subject to the achievement of the performance metric applicable to the Company’s 2021 fiscal year set forth on Annex A, one-third of the Retention Bonus will vest on the date the Human Resources Committee of the Company’s Board of Directors (the “HR Committee”) certifies the achievement of such performance metric.  The HR Committee will certify the achievement of such performance metric as soon as administratively practicable after the end of the 2021 fiscal year, but no later than March 15, 2022.

(iii)Subject to the achievement of the performance metric applicable to the Company’s 2022 fiscal year set forth on Annex A, one-third of the Retention Bonus will vest on the date the HR Committee certifies the achievement of such performance metric.  The HR Committee will certify the achievement of such performance metric as soon as administratively practicable after the end of the 2022 fiscal year, but no later than March 15, 2023.

Each vested portion of the Retention Bonus will be payable in cash, less applicable withholdings, within 30 days after the applicable vesting date.  If your employment is terminated for any reason or no reason prior to a vesting date, other than due to your death, the unvested portion of the Retention Bonus will be forfeited in its entirety.  If your employment with the Company terminates due to your death, your estate will receive a pro-rated portion of your Retention Bonus, which will be equal to the unvested portion of the Retention Bonus multiplied by the quotient obtained by dividing the number of days elapsed between August 5, 2019 and the date of your death over 1,244.  Payment of such pro-rated portion will be made as soon as administratively practicable, but no later than 30 days, following the date of your death.

2.	Restrictive Covenants

You acknowledge and reaffirm your obligations under the restrictive covenants set forth in [Annex A of your Participation Agreement under the Company’s Key Employee Severance Plan (the “KESP”)][section XX of your employment agreement with the Company].  As acknowledged and agreed in the [Participation][Employment] Agreement, those obligations are necessary to protect and preserve the value and goodwill of the Company.

3.	Section 409A Compliance

This letter is intended to comply with, or be exempt from, the requirements of Section 409A of the Code (together with the applicable regulations thereunder, “Section 409A”). To the extent that any provision in this letter is ambiguous as to its compliance with Section 409A or to the extent any provision in this letter must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this letter will comply with Section 409A. For purposes of Section 409A, each payment made under this letter will be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment.

4.	General Provisions

a.Not a Contract of Employment; No Impact on Other Benefits; No Assignment.  You and the Company acknowledge that this letter does not constitute a contract of employment and your employment with any of the Company’s entities continues to be for an indefinite period and may be terminated by you or us at any time.  The Retention Bonus pursuant to Section 1 of this letter will not count toward or be considered in determining, if applicable at any time, severance or employment payments or benefits due under any applicable law, any plan, program, policy or arrangement sponsored or maintained by the Company, nor are subject to any employer matching contribution under any benefit or deferred compensation plan.  This letter is personal to you and you will not have any right to transfer, assign, pledge, alienate or create a lien

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upon this letter or any rights hereunder.  The Retention Bonus is unfunded and unsecured and payable out of the general funds of the Company, or any successor to the Company.

b.Amendments and Waivers.  Any provision of this letter may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived.

c.Counterparts.  This letter may be executed as counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.  Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

d.Successors; Binding Agreement.  The rights and obligations of the Company under this letter shall be binding on any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

e.Notices.  All notices, requests, demands and other communications under this letter must be in writing and addressed to (i) the Company at its corporate headquarters and to the attention of its General Counsel and (ii) to you at the address or email address on file with the Company from time to time.

f.Taxes.  Any amounts payable or otherwise provided under this letter are subject to withholding for applicable federal, state and local taxes or otherwise as required by law.

g.Governing Law.  The laws of the State of Illinois, without giving effect to its conflict of laws principles, govern all matters arising out of or relating to this letter, including its interpretation, construction, performance and enforcement.

h.Entire Agreement; Required Recoupment.  This letter, together with your [Participation Agreement under the KESP][employment agreement with the Company] set forth the entire agreement between the parties with respect to the subject matter hereof, and fully supersede any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this letter and your [Participation Agreement] [employment agreement].  For the avoidance of doubt, the Retention Bonus referred to in this letter shall be subject to recoupment to the extent required under applicable law or regulation as in effect from time to time.

i.Limitations.  The provisions of this letter are subject to the terms and conditions of all applicable law.

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[Remainder of Page Intentionally Blank]

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We thank you for the service you have rendered in the past and look forward to your continued contribution to Company’s success.  Please acknowledge your agreement and acceptance of the terms of this letter by signing below and returning a copy of this letter to Tom Konieczka at thomas.f.konieczka@lsccom.com as soon as possible but no later than [●], 2019.

Very truly yours,

LSC Communications, Inc.

By:
Name:
Title:

Agreed and accepted:

_______________________

[Name]

Date:

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